Exhibit 99.1

Envoy Medical Reports on Second Quarter 2025 Results

White Bear Lake, Minnesota – (July 31, 2025) – Envoy Medical®, Inc. (NASDAQ: COCH) (“Envoy Medical”), a revolutionary hearing health company focused on fully implanted hearing devices, today announced its corporate and financial results for the second quarter ended June 30, 2025, as well as other subsequent events.

Financial and Corporate Highlights for Second Quarter and to date:

●	Strong momentum continues in the pivotal clinical trial of its investigational novel hearing device, the fully implanted Acclaim® cochlear implant.

●	Successful activation of all 10 study participants’ fully implanted Acclaim® cochlear implants in the first stage of the Company’s pivotal clinical trial.

●	All 10 of the study participants in the first stage of the Company’s pivotal clinical trial have successfully completed their one-month follow-up visits. The visits are proceeding as expected and no serious adverse events or unanticipated device events have been reported for any of the 10 participants. The Company anticipates these study participants will complete their three-month follow-up visits in the coming weeks.

●	Five Category III CPT codes for totally implantable active middle ear implants, such as the Company’s Esteem® device, were approved by the American Medical Association (AMA) Current Procedural Terminology (CPT) Editorial Panel and became effective on July 1, 2025.** The previous lack of CPT codes effectively limited market adoption of and access to these groundbreaking, fully implanted hearing devices. Further changes to reimbursement around the Esteem® device would provide additional business opportunities for the Company.

●	Subsequent to the quarter end, two new patents in the US and three new patents in Australia were issued to Envoy Medical, further strengthening its intellectual property portfolio. The Company continues to pursue additional patent protection across the Globe and believes there is strong value in its intellectual portfolio roadmap.

Brent Lucas, CEO of Envoy Medical commented: “This quarter was another win for Envoy Medical as we continue to successfully execute our strategy. We continued to make significant strides with our clinical study as all 10 study participants in the Acclaim® trial were successfully activated and completed their one-month follow-up visits with zero reported serious adverse events or unanticipated device events. We are confident that, once approved, our fully implanted Acclaim® cochlear implant will enjoy substantial patient interest, allowing us a rare opportunity to disrupt an established market and grow into a significant market participant relatively quickly. We believe our investigational fully implanted Acclaim® cochlear implant is well-positioned to be able to capture market share as the industry moves towards fully implanted cochlear implants and away from bulky externals.

As it relates to the Esteem® fully implanted active middle ear implant, which already has FDA approval, we are excited to see the potential for renewed opportunity and possibility. Meaningful changes to reimbursement around this class of hearing devices would provide Envoy Medical with a viable pathway for a product that already has FDA approval, is currently one-of-a-kind in the marketplace, and has demonstrated patient demand. We continue to see wisdom in strategic investments around this product, as a shift in policy or reimbursement could rapidly change Envoy Medical’s position in the market.

As we continue to execute our strategy and drive shareholder value, we remain steadfast in our belief that Envoy Medical will be a significant player in the hearing device industry in the near future.”

Financial Results for the Quarter Ended June 30, 2025

Net revenues increased $10 thousand for the three months ended June 30, 2025, compared to the three months ended June 30, 2024.

R&D expenses decreased $0.1 million to $2.485 million for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. R&D product costs decreased $0.5 million from the prior period as we moved from the development phase into the clinical trials phase. Personnel costs and other R&D costs increased $0.3 million and $0.1 million, respectively, from the prior period to support the clinical trials with additional headcount and equipment, respectively.

Sales and marketing expenses decreased $0.1 million to for the three months ended June 30, 2025, compared to the three months ended June 30, 2024.

General and administrative expenses increased $0.5 million for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. The increase is primarily due to a $0.3 million severance accrual for the three months ended June 30, 2025.

As of June 30, 2025, cash was approximately $5.3 million.

For more information about Envoy Medical’s innovation pipeline and intellectual property portfolio, visit www.envoymedical.com.

To be added to the Envoy Medical email distribution list, please email Envoy@kcsa.com with COCH in the subject line.

About Envoy Medical, Inc.

Envoy Medical (Nasdaq: COCH) is a hearing health company focused on providing innovative technologies across the hearing loss spectrum. Envoy Medical has pioneered one-of-a-kind, fully implanted devices for hearing loss, including its fully implanted Esteem® active middle ear implant, commercially available in the U.S. since 2010, and the fully implanted Acclaim® cochlear implant, an investigational device. Envoy Medical is dedicated to pushing hearing technology beyond the status quo to improve access, usability, compliance, and ultimately quality of life.

About the Fully Implanted Acclaim® Cochlear Implant

We believe the fully implanted Acclaim Cochlear Implant (“Acclaim CI”) is a first-of-its-kind hearing device. Envoy Medical’s fully implanted technology includes a sensor designed to leverage the natural anatomy of the ear instead of a microphone to capture sound. The Acclaim CI is designed to address severe to profound sensorineural hearing loss that is not adequately addressed by hearing aids. The Acclaim CI is expected to be indicated for adults who have been deemed adequate candidates by a qualified physician.

The Acclaim Cochlear Implant received the Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) in 2019.

CAUTION The fully implanted Acclaim Cochlear Implant is an investigational device. Limited by Federal (or United States) law to investigational use.

About the Esteem® Fully Implanted Active Middle Ear Implant (FI-AMEI)

The Esteem fully implanted active middle ear implant (FI-AMEI) is the only FDA-approved, fully implanted* hearing device for adults diagnosed with moderate to severe sensorineural hearing loss allowing for 24/7 hearing capability using the ear’s natural anatomy. The Esteem FI-AMEI hearing implant is invisible and requires no externally worn components and nothing is placed in the ear canal for it to function. Unlike hearing aids, you never put it on or take it off. You can’t lose it. You don’t clean it. The Esteem FI-AMEI hearing implant offers true 24/7 hearing.

* Once activated, the external Esteem FI-AMEI Personal Programmer is not required for daily use.

Important safety information for the Esteem FI-AMEI can be found at: https://www.envoymedical.com/safety-information.

Additional Information and Where to Find It

Copies of the documents filed by Envoy Medical with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

** Category III CPT codes are temporary codes for emerging technologies, services, and procedures. The inclusion of a descriptor and its associated code number in the CPT code set does not represent endorsement by the American Medical Association of any particular diagnostic or therapeutic procedure/service. Inclusion or exclusion of a procedure/service does not imply any health insurance coverage or reimbursement policy.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-Looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Such statements may include, but are not limited to, statements regarding the expectations of Envoy Medical concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments; the ability to obtain additional patents and develop future products or product improvements, the Acclaim CI being the first to market fully implanted cochlear implant, the timing and results of approvals, site documents, logistics, activations, enrollments, follow-up visits, data, and clinical trials of the Acclaim CI, and the participation or any changes in participation of any subjects, institutions, or healthcare professionals in such trials; the safety, performance, and market acceptance of the Acclaim CI; the impact of CPT codes for active middle ear hearing devices, changes in reimbursement for the Esteem FI-AMEI device or other changes in reimbursement policies or coverage decisions, changes in the hearing health market, and further development of the Esteem FI-AMEI device; the size of Envoy Medical’s addressable market, operational performance, future market conditions or economic performance and developments in the capital and credit markets and any information concerning possible or assumed future operations of Envoy Medical. The forward-looking statements contained in this press release reflect Envoy Medical’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Envoy Medical does not guarantee that the events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to changes in the market price of shares of Envoy Medical’s Class A Common Stock; changes in or removal of Envoy Medical’s shares inclusion in any index; Envoy Medical’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; unpredictability in the medical device industry, the regulatory process to approve medical devices, and the clinical development process of Envoy Medical products; competition in the medical device industry, and the failure to introduce new products and services in a timely manner or at competitive prices to compete successfully against competitors; disruptions in relationships with Envoy Medical’s suppliers, or disruptions in Envoy Medical’s own production capabilities for some of the key components and materials of its products; changes in the need for capital and the availability of financing and capital to fund these needs; changes in interest rates or rates of inflation; legal, regulatory and other proceedings could be costly and time-consuming to defend; changes in applicable laws or regulations, or the application thereof on Envoy Medical; a loss of any of Envoy Medical’s key intellectual property rights or failure to adequately protect intellectual property rights; the effects of catastrophic events, including war, terrorism and other international conflicts; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” in the Annual Report on Form 10-K filed by Envoy Medical on March 31, 2025, and in other reports Envoy Medical files, with the SEC. If any of these risks materialize or Envoy Medical’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While forward-looking statements reflect Envoy Medical’s good faith beliefs, they are not guarantees of future performance. Envoy Medical disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Envoy Medical.

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024

Assets
Current assets:
Cash	$5,287	$5,483
Accounts receivable, net	43	38
Other receivable	20	780
Inventories	1,587	1,708
Prepaid expenses and other assets, current	576	887
Total current assets	7,513	8,896
Property and equipment, net	1,136	1,275
Operating lease right-of-use asset (related party)	828	879
Prepaid expenses and other assets	423	488
Total assets	$9,900	$11,538
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,619	$1,652
Accrued expenses	4,696	3,713
Accrued interest (related party)	1,034	703
Other current liabilities	179	573
Forward purchase agreement warrant liability	14	472
Product warranty liability, current portion	260	282
Operating lease liability, current portion (related party)	198	143
Total current liabilities	8,000	7,538
Term loans payable (related party)	27,932	18,716
Product warranty liability, net of current portion	1,733	1,771
Operating lease liability, net of current portion (related party)	703	802
Publicly traded warrant liability	500	662
Other liability	891	891
Total liabilities	39,759	30,380

Commitments and contingencies (see Note 13)
Stockholders’ deficit
Series A Preferred Stock, $0.0001 par value; 100,000,000 shares authorized and 10,000,000 shares designated as of June 30, 2025 and December 31, 2024; 4,126,667 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 21,520,932 and 21,326,609 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2	2
Additional paid-in capital	268,170	266,013
Accumulated deficit	(297,912)	(284,734)
Accumulated other comprehensive loss	(119)	(123)
Total stockholders’ deficit	(29,859)	(18,842)
Total liabilities and stockholders’ deficit	$9,900	$11,538

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net revenues	$78	$68	$124	$127
Costs and operating expenses:
Cost of goods sold	234	245	460	398
Research and development	2,485	2,591	5,233	4,951
Sales and marketing	361	497	719	822
General and administrative	2,068	1,587	3,889	3,691
Total costs and operating expenses	5,148	4,920	10,301	9,862
Operating loss	(5,070)	(4,852)	(10,177)	(9,735)
Other income (expense):
Change in fair value of forward purchase agreement put option liability	—	—	—	103
Change in fair value of forward purchase agreement warrant liability	37	244	458	(18)
Change in fair value of publicly traded warrant liability	(32)	801	162	(376)
Interest expense, related party	(624)	(132)	(1,119)	(168)
Other expense, net	(1)	(8)	(12)	(23)
Total other income (expense), net	(620)	905	(511)	(482)
Net loss	(5,690)	(3,947)	(10,688)	(10,217)

Cumulative preferred dividends	(1,252)	(1,365)	(2,490)	(2,730)

Net loss attributable to common stockholders, basic and diluted	$(6,942)	$(5,312)	$(13,178)	$(12,947)
Net loss per share attributable to common stockholders, basic and diluted	$(0.32)	$(0.29)	$(0.62)	$(0.70)
Weighted-average Class A Common Stock outstanding, basic and diluted	21,383,852	18,599,982	21,355,388	18,599,982
Other comprehensive income (loss):
Foreign currency translation adjustment	(2)	(1)	4	(2)
Other comprehensive income (loss)	(2)	(1)	4	(2)
Comprehensive loss	$(5,692)	$(3,948)	$(10,684)	$(10,219)

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(10,688)	$(10,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	146	76
Interest expense and amortization of debt discount on term loans payable (related party)	1,118	168
Amortization of prepaid insurance	493	539
Stock-based compensation	306	265
Change in fair value of publicly traded warrant liability	(162)	376
Change in fair value of forward purchase agreement warrant liability	(458)	18
Change in fair value of forward purchase agreement put option liability	—	(103)
Change in operating lease right-of-use asset (related party)	51	(645)
Change in inventory reserve	10	262
Changes in operating assets and liabilities:
Accounts receivable, net	(5)	(104)
Other receivable	760	148
Inventories	111	(440)
Prepaid expenses and other assets	(42)	13
Accounts payable	(33)	35
Operating lease liability (related party)	(44)	734
Accrued expenses	312	(1,339)
Product warranty liability	(60)	(21)
Net cash used in operating activities	(8,185)	(10,235)

Cash flows from investing activities
Purchases of property and equipment	(7)	(357)
Deposits on equipment not yet placed in service	—	(542)
Net cash used in investing activities	(7)	(899)

Cash flows from financing activities
Payments on insurance financing loans	(469)	(519)
Proceeds from the issuance of term loans payable (related party)	10,000	7,500
Dividends paid to stockholders of Series A Preferred Stock	(1,820)	—
Proceeds from sale of Common Stock from ATM offering	204	—
Proceeds from issuance of Common Stock under employee stock purchase plan	77	—
Proceeds from the sale of Common Stock associated with forward purchase agreement, net of transaction costs	—	1,683
Net cash provided by financing activities	7,992	8,664

Effect of exchange rate changes on cash	4	(2)
Net decrease in cash	(196)	(2,472)
Cash, beginning of period	5,483	4,218
Cash, end of period	$5,287	$1,746

Supplemental disclosures of cash flow information:
Cash paid for interest	$20	$23
Non-cash investing and financing activities:
Accrued and unpaid dividends on Series A Preferred Stock	$670	$2,730
Accrued interest capitalized into term loans payable (related party)	$600	$—
Financing of prepaid insurance	$75	$65
Warrants issued with term loans payable (related party)	$1,570	$376

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

###

Investor Contact:

Phil Carlson
KCSA Strategic Communications
O: 212.896.1233
E: pcarlson@kcsa.com

SOURCE: Envoy Medical, Inc.

Media Contact:

Media@envoymedical.com